UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

SKECHERS U.S.A., INC.
(Name of Registrant as Specified in Its Charter)

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SKECHERS U.S.A., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on Thursday, May 21, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Skechers U.S.A., Inc., a Delaware corporation, to be held at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266 on Thursday, May 21, 2015 at 11:00 a.m. Pacific Time.

Our Annual Meeting is being held for the following purposes:

1.	To elect the three nominees for election named in the enclosed proxy statement as members to the Board of Directors to serve for a three-year term as Class I Directors;

2.	To consider a stockholder proposal requesting the Board of Directors to prepare a report regarding gender and racial diversity on the Board, if properly presented at the meeting;

3.	And to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set the close of business on March 31, 2015 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. The enclosed proxy statement, proxy card and 2014 annual report are being sent to each stockholder as of the record date.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 21, 2015: The proxy statement and 2014 annual report are available in the SEC Filings section of the investor relations page of our corporate information website at www.skx.com/investor.jsp.

You are cordially invited to attend the Annual Meeting, and if you plan to attend the Annual Meeting in person, you may find directions by going to the Annual Meeting of Stockholders section of the Investor Relations page of our corporate information website at www.skx.com/investor.jsp. If you do not expect to attend, or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage-paid envelope. Returning a signed proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation.

FOR THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 30, 2015

Manhattan Beach, California

SKECHERS U.S.A., INC.

PROXY STATEMENT

For Annual Meeting of Stockholders to be Held

May 21, 2015 at 11:00 a.m. Pacific Time

This proxy statement is delivered to you by Skechers U.S.A., Inc., a Delaware corporation (“we,” “us,” “our,” “our company” or “Skechers”), in connection with our Annual Meeting of Stockholders to be held on May 21, 2015 at 11:00 a.m. Pacific Time at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266 (the “Annual Meeting”). The Board of Directors of Skechers (the “Board”) is soliciting proxies to be voted at the Annual Meeting. The approximate mailing date for this proxy statement and the enclosed proxy is April 30, 2015. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted FOR the election of the nominees for director named herein and AGAINST the stockholder proposal. Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying our Corporate Secretary, Philip Paccione, in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. If your shares are held in street name and you want to change your vote, please contact your broker, bank or other nominee to find out how to do so. We will incur the cost of this solicitation of proxies that will be made by mail. In addition, our officers and other regularly engaged employees may, in a limited number of instances, solicit proxies personally or by telephone. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our Class A Common Stock and Class B Common Stock.

Holders of our Class A Common Stock and Class B Common Stock of record at the close of business on March 31, 2015 will be entitled to vote at the Annual Meeting. There were 41,814,398 shares of Class A Common Stock and 10,214,396 shares of Class B Common Stock outstanding on that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, and the presence in person or by proxy of holders of a majority of the combined voting interest of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Annual Meeting. A quorum must be established to consider any matter.

Pursuant to Proposal No. 1, the three candidates for director receiving the most votes of the votes entitled to be voted at the Annual Meeting will become directors of Skechers. Stockholders may not cumulate their votes. Proposal No. 2 is a stockholder proposal requesting the Board of Directors to prepare a report on gender and racial diversity on the Board. Proposal No. 2 will be considered as having passed if it receives an the affirmative “for” vote of a majority of the shares present in person or represented by proxy and entitled to vote on each such proposal at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained, but will be counted in determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because directors are elected by a plurality of the votes cast, proxies marked “Abstain” as to Proposal No. 1 will not have any effect on the election of directors as long as one vote is cast for each director nominee. Proposal No. 2 will be determined by a majority of the votes present and entitled to vote, and proxies marked “Abstain” as to Proposal No. 2 will have the same effect as a vote cast against the respective proposals.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as banks and brokers to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of our proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, or contact our investor relations advisory firm, Addo Communications, by telephone at (310) 829-5400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Our principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each director serving a three-year term and until their successors is duly elected and qualified or until their death, resignation or removal. One class of directors is elected annually at our annual meeting of stockholders. Our bylaws provide for a variable Board of Directors with between five and nine members. We currently have nine members on our Board of Directors. Our bylaws give the Board of Directors the authority to increase or decrease the number of directors without the approval of our stockholders, and our bylaws also give our stockholders the authority to increase or decrease the size of our Board of Directors. The nominees for election to our Board of Directors are Robert Greenberg, Morton Erlich and Thomas Walsh.

Unless otherwise directed by stockholders, within the limits set forth in our bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Robert Greenberg, Morton Erlich and Thomas Walsh, who are director nominees and are currently members of the Board of Directors. We have been advised by Robert Greenberg, Morton Erlich and Thomas Walsh of their availability and willingness to serve if re-elected. In the event that any of Robert Greenberg, Morton Erlich and Thomas Walsh becomes unavailable or unable to serve as a member of the Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote FOR each of these director-nominees.

PROPOSAL NO. 2

STOCKHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO PREPARE

A REPORT REGARDING GENDER AND RACIAL DIVERSITY ON THE BOARD

The Comptroller of the State of New York, Thomas P. DiNapoli, trustee of the New York State Common Retirement Fund and administrative head of the New York State and Local Retirement System, and the California State Teachers’ Retirement System, each a beneficial owner of at least $2,000 worth of our Class A Common Stock, submit as co-sponsors the following resolution to stockholders for approval at the Annual Meeting, if properly presented. We will provide the proponent’s address to any stockholder promptly upon request. The text of the proponent’s resolution and supporting statement appear below, printed verbatim from its submission. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced therein.

The stockholder’s proposal follows:

“WHEREAS:

Skechers U.S.A., Inc. (the “Company”) has no female directors and no female Named Executive Officers.

In its August 2012 report on board diversity and corporate performance, Credit Suisse Research Institute stated “the Sarbanes-Oxley Act of 2002 in the USA and the Higgs Review of Corporate Governance in 2003 in the UK called for significant changes to the composition of corporate boards. Both called for greater balance on the board to off-set the relative lack of independent advice and to reduce the homogeneity of the directors” (emphasis added).

We believe that diversity, inclusive of gender and race, is an essential measure of sound governance and a critical attribute to a well-functioning board.

Research confirms a strong business case for such diversity on corporate boards. For example, Credit Suisse Research Institute links board gender diversity to higher return on equity, lower leverage, higher price/book ratios and improved growth prospects.

According to an October 2014 PricewaterhouseCoopers survey of institutional investors representing more than $11 trillion in managed assets, “Nine in 10 investors believe that boards should be revisiting their director diversity policies, and 85% believe that doing so will require addressing underlying impediments…”.

RESOLVED:

Shareholders request that the Board report to shareholders by September 2015, at reasonable expense and omitting proprietary information, on plans to increase gender and racial diversity on the Board, including an assessment of the effectiveness of such efforts. The report should include a description of what steps, if any, the Board and/or the Nominating Committee has taken or plans to take to:

1.	Include women and racial minority candidates in the pool from which Board nominees are chosen; and

2.	Expand director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments including government, academia, and non-profit organizations.

The requested report should also address:

•	Consideration of changes to the Nominating Committee Charter to include a requirement to consider the Board’s gender and racial diversity in identifying director candidates.

•	The number of women and racial minorities in the candidate pool within the past 3 years.

•	Any challenges to increasing diversity identified by the Board and any plans to address them.

SUPPORTING STATEMENT

We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills and experience is critical to a company’s success. Further, director diversity helps to ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive.

In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity and a high level of board independence, are better positioned to generate long-term value for their shareholders.”

*************************

BOARD OF DIRECTORS OPPOSITION STATEMENT

The Board of Directors urges a vote against this stockholder proposal. The Board of Directors acknowledges the benefits of broad diversity throughout the Company, but believes the proposal could impede its ability to select the most suitable and qualified candidates for membership on the Board of Directors and would impose unnecessary administrative burdens and costs. The Board of Directors believes that the Company’s existing nominating process considers the needs of the Company in light of the current mix of director skills and attributes, and is designed to identify the best possible nominees for director. When assessing individual nominees, the Board of Directors considers a variety of issues and factors, including career achievements, breadth of experience, soundness of judgment, ability to make independent analytical inquiries, and ability to represent the total corporate interests of the Company and its stockholders.

When identifying and evaluating candidates for director, diversity is a part of the overall mix of factors that the Board of Directors and the Nominating and Governance Committee have historically considered, and continue to consider. The Board of Directors and the Nominating and Governance Committee consider diversity broadly to include gender and ethnicity, age, skills and experience in the context of the needs of the Board as well as viewpoint, individual characteristics, qualities and skills resulting in the inclusion of naturally varying perspectives among the directors. The Board of Directors and the Nominating and Governance Committee also consider whether these capabilities and characteristics will enhance and complement the full Board of Directors so that, as a unit, the Board of Directors possesses the appropriate skills and experience to oversee the Company’s business and serve the long-term interests of our stockholders.

The Board of Directors and the Nominating and Governance Committee seek qualified candidates for director, and consider diversity as a factor, but believe that this proposal is unnecessarily restrictive and would not maintain the necessary flexibility in the nominating process to ensure that the most qualified candidates are selected as directors in light of the Company’s evolving needs and circumstances. In addition, the reporting obligations contemplated by this proposal would be expensive and time consuming, without any corresponding benefit to our stockholders.

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or its stockholders, and recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a stockholder has otherwise indicated in voting the proxy.

The Board of Directors recommends a vote AGAINST the stockholder proposal requesting a report from the Board of Directors regarding gender and racial diversity on the Board.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

Name	Age	Class and Year in Which Term Will Expire if Re-elected	Position
Robert Greenberg	75	Class I (2018)	Chairman of the Board and Chief Executive Officer
Morton Erlich	70	Class I (2018)	Director
Thomas Walsh	73	Class I (2018)	Director

Robert Greenberg has served as our Chairman of the Board and Chief Executive Officer since October 1993.

Mr. Greenberg is uniquely qualified to serve on and lead our Board of Directors with over 35 years of experience in the footwear industry, primarily in branding and product design, including 23 years as our founder, leader and one of our largest stockholders since our inception in 1992.

Morton Erlich has served as a member of our Board of Directors since January 2006 and has been an independent investor and consultant since September 2004. Since October 2013, Mr. Erlich has served as a member of the board of directors of American Vanguard Corporation (NYSE:AVD). Mr. Erlich worked for 34 years at KPMG LLP including 24 years as an audit partner until retiring in September 2004. His last position at KPMG LLP was office managing partner of the office in Woodland Hills, California.

Mr. Erlich’s qualifications to serve on our Board include 34 years of accounting and finance experience at KPMG LLP and being licensed as a certified public accountant (currently inactive) in California since 1974. While a partner with KPMG LLP, Mr. Erlich served as lead audit partner for numerous companies in a variety of industries including companies in consumer markets, manufacturing, distribution and retail sectors. His accounting and finance experience includes expertise with various types of transactions such as bank lines of credit, debt financings, equity financings including public offerings, and mergers and acquisitions.

Thomas Walsh has served as a member of our Board of Directors since September 2010 and as a private investor and consultant since November 2006. From May 1993 until retiring in November 2006, Mr. Walsh served as senior vice president and portfolio manager with Colbie Pacific Capital, which is a factoring and asset-based lender located in Southern California.

Mr. Walsh’s qualifications to serve on our Board include over 40 years of experience in managing and providing guidance to companies, the majority of which were in the apparel business, regarding debt financing options including securitization and action plans for companies with respect to distressed customers. His qualifications also include a background in accounting and extensive experience in evaluating businesses and evaluating their financial information.

Directors Not Standing for Election

The members of the Board of Directors who are continuing and not standing for election at this year’s Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Will Expire	Position
Michael Greenberg	52	Class II (2016)	President and Director
David Weinberg	64	Class II (2016)	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director
Jeffrey Greenberg	47	Class II (2016)	Senior Vice President of Active Electronics Media and Director
Geyer Kosinski	49	Class III (2017)	Director
Richard Rappaport	55	Class III (2017)	Director
Richard Siskind	69	Class III (2017)	Director

Michael Greenberg has served as our President and a member of our Board of Directors since our company’s inception in 1992, and from June 1992 to October 1993, he served as our Chairman of the Board.

Mr. Greenberg’s qualifications to serve on our Board include over 30 years of experience in the footwear industry, specifically in sales, including his leadership as President of our company for more than 20 years.

David Weinberg has served as our Chief Operating Officer since January 2006, as our Chief Financial Officer since September 2009 and from October 1993 to January 2006, and as Executive Vice President and a member of our Board of Directors since July 1998.

Mr. Weinberg’s qualifications to serve on our Board include over 25 years of experience in the footwear industry, specifically in finance and operations, including 18 years as our Chief Financial Officer and eight years as our Chief Operating Officer.

Jeffrey Greenberg has served as our Senior Vice President of Active Electronic Media since June 2005 and as a member of our Board of Directors since September 2000. From January 1998 to June 2005, Mr. Greenberg served as our Vice President of Active Electronic Media. Previously, Mr. Greenberg served as our Chief Operating Officer, Secretary and a member of our Board of Directors from June 1992 to July 1998, and as our Chief Executive Officer from June 1992 to October 1993.

Mr. Greenberg’s qualifications to serve on our Board include over 25 years of experience in the footwear industry, specifically in marketing and operations, including his role on our management team during our early years of growth following our company’s inception in 1992.

Geyer Kosinski has served as a member of our Board of Directors since November 2001. Since July 2004, Mr. Kosinski has been the Chairman and Chief Executive Officer of Media Talent Group, a talent management and production company, and prior to that he was the Managing Partner of Industry Entertainment.

Mr. Kosinski’s qualifications to serve on our Board include over 25 years of leadership and transactional experience, specifically managing the careers of over 100 actors, writers and directors, and developing and producing feature films and television series, such as Fargo for FX. In addition to running Media Talent Group, the Emmy and Golden Globe winner sits on the Boards and Executive Teams of several other private companies including Motion Theory/Mirada, Social Ink, and Top Fan and specializes in endorsement, branding, and licensing deals with celebrities and luxury brands.

Richard Rappaport has served as a member of our Board of Directors since September 2010. In 1999, Mr. Rappaport founded WestPark Capital, a full service investment banking and securities brokerage firm that serves the needs of both private and public companies worldwide, as well as individual and institutional investors, and he is its Chief Executive Officer. Mr. Rappaport received his B.S. in Business Administration from the University of California at Berkeley, and his M.B.A. from the University of California at Los Angeles.

In August 2004, Mr. Rappaport entered into a settlement agreement with the NASD (the “Settlement Agreement”) to settle claims that Mr. Rappaport failed in his capacity as Chief Compliance Officer of WestPark Capital to properly supervise the preparation of the six research reports released by WestPark Capital between July 2001 and October 2002 regarding public companies with speculative securities which WestPark Capital and Mr. Rappaport knew or had reason to know were misleading in light of certain omissions and exaggerated, unwarranted and misleading statements. Under the terms of the Settlement Agreement, and without admitting or denying any liability, Mr. Rappaport voluntarily surrendered his Series 24 license to act as a general securities principal on behalf of WestPark Capital for a period of 30 days restricting Mr. Rappaport’s participation in principal activities (the “Temporary Principal Suspension”), was required to requalify his Series 24 license and paid a fine of $50,000. Despite his good faith efforts to comply with the terms of the Temporary Principal Suspension and his reliance on the advice of legal counsel regarding the scope of the restricted activities, the NASD determined that certain of the activities that Mr. Rappaport engaged in during the Temporary Principal Suspension were considered “principal activities.” In September 2006, Mr. Rappaport entered into a letter of acceptance, waiver and consent (the “Consent”) with the NASD in connection with the violation of the Temporary Principal Suspension. Under the terms of the Consent, and without admitting or denying any liability, Mr. Rappaport voluntarily surrendered his Series 7 and 24 licenses for a second 30-day period and paid an additional fine of $10,000. Mr. Rappaport fully complied with the terms of the Consent to the satisfaction of the NASD.

Mr. Rappaport’s qualifications to serve on our Board include over 25 years of experience in business development and corporate finance, specifically in the United States and international small cap investment banking and securities markets; he has completed over 50 public offerings of issuers’ stock and numerous private financing and M&A transactions. During his career, he has helped companies plan and implement their financial and business development strategies.

Richard Siskind has served as a member of our Board of Directors since June 1999. In 1991, Mr. Siskind founded R. Siskind & Company, a business that purchases brand name men’s and women’s apparel and accessories and redistributes those items to off-price retailers. R. Siskind & Company also controls other companies that have licenses and distribution agreements for various brands, and he is its Chief Executive Officer and a member of its Board of Directors.

Mr. Siskind’s qualifications to serve on our Board include over 40 years of experience as chief executive officer of various companies in the consumer retail sector, including four years as Chief Executive Officer and six years as a Board member of Magic Lantern Group, a publicly traded apparel company, and over 20 years as founder, majority shareholder and leader of R. Siskind & Company. Mr. Siskind’s experience with consumer retail businesses includes expertise with business planning, operations, finance, inventory control, acquisitions and licenses.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of our Board of Directors. For information concerning Robert Greenberg, see “Information Concerning Director Nominees” above, and for information concerning Michael Greenberg and David Weinberg, see “Directors Not Standing for Election” above.

Name	Age	Position
Philip Paccione	53	Executive Vice President of Business Affairs, General Counsel and Corporate Secretary
Mark Nason	53	Executive Vice President of Product Development

Philip Paccione has served as our Executive Vice President of Business Affairs since February 2000, as our Corporate Secretary since July 1998 and as our General Counsel since May 1998.

Mark Nason has served as our Executive Vice President of Product Development since March 2002. From January 1998 to March 2002, Mr. Nason served as our Vice President of Retail and Merchandising, and from December 1993 to January 1998, he served as our Director of Merchandising and Retail Development.

Robert Greenberg is the father of Michael Greenberg and Jeffrey Greenberg; other than the foregoing, no family relationships exist among any of our executive officers or directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Committees of the Board and Attendance at Meetings

Our Corporate Governance Guidelines were adopted by our Board of Directors as of April 28, 2004 to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are posted in the Corporate Governance section of the Investor Relations page of our corporate information website located at www.skx.com/investor.jsp. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Our Board of Directors met four times in 2014, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board on which the director served, except Michael Greenberg who was unable to attend two Board meetings. While we do not have a policy requiring our directors to attend our Annual Meeting of Stockholders, all of the directors attended the Annual Meeting of Stockholders held in 2014.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The table below provides current membership and meeting information for 2014 for each of the committees. Each of the members of these committees is independent as defined by Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual (collectively, the “NYSE Rules”), and each member of the Audit Committee is independent as defined by Section 10A(m)(3) of, and Rule 10A-3(b) under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All committee meetings were attended by all respective committee members in 2014, except one meeting of the Audit Committee that Richard Siskind was unable to attend.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Morton Erlich	X	*	X		X	*
Geyer Kosinski	X
Richard Siskind	X		X	*	X
Total Meetings in 2014	6		10		3

*	Committee Chairman

Each of these committees acts under a written charter that complies with the applicable NYSE Rules and SEC rules. The functions performed by the committees are summarized below and are set forth in greater detail in their respective charters. The complete text of the charter for each committee can be found in the Corporate Governance section of the Investor Relations page of our corporate information website located at www.skx.com/investor.jsp, and copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Director Independence

Our Board of Directors has nine members including six non-management directors, which are those directors who are not also serving as one of our executive officers. Our Board of Directors has affirmatively determined that the Board has five members who are independent as defined by Section 303A.02 of the NYSE Rules. These directors are Morton Erlich, Geyer Kosinski, Richard Rappaport, Richard Siskind and Thomas Walsh. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with our company, its subsidiaries and affiliates. The Board considered relationships and transactions between each director or any member of his immediate family and our company and its subsidiaries and affiliates, including those reported in the section entitled “Transactions with Related Persons” in this proxy statement. The purpose of the Board of Director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Rules.

Board Leadership Structure

Robert Greenberg currently serves as both Chairman of the Board and Chief Executive Officer of our company. We believe combining the roles of Chairman and Chief Executive Officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. Mr. Greenberg’s knowledge regarding our operations and the industries and markets in which we compete positions him to best identify matters for Board review and deliberation. The dual role serves as a bridge between management and the Board of Directors that enables Mr. Greenberg to provide his insight and direction on important strategic initiatives to both groups, ensuring that they act with a common purpose. As our founder and one of our largest stockholders, with beneficial ownership of approximately 33.0% of the aggregate number of votes eligible to be cast by our stockholders and the ability to exert significant influence over matters requiring approval by our stockholders, we believe Mr. Greenberg is the appropriate person to lead both our Board of Directors and the management of our company.

To further strengthen our corporate governance structure and provide independent oversight of our company, our Board of Directors appointed Morton Erlich as our Lead Independent Director. As Lead Independent Director, Mr. Erlich acts as a liaison between the non-management directors on our Board and Robert Greenberg and the other members of our management team, chairs and presides over regularly held executive sessions without our management present, and performs other functions as requested by the non-management directors. Executive sessions are typically held in conjunction with regularly scheduled Audit Committee meetings and Board meetings, and additional sessions may be called by the Lead Independent Director in his own discretion or at the request of the Board of Directors.

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board of Directors delegates much of this responsibility to the various committees of the Board. The Audit Committee is responsible for inquiring of management, our Director of Internal Audit and our independent registered public accounting firm about our financial reporting processes, internal controls and policies with respect to financial risk assessment and management. The Chairman of the Audit Committee has periodic discussions with our Director of Internal Audit about the adequacy and effectiveness of steps taken to monitor, control and report financial risk exposures, and the Director of Internal Audit also presents the Audit Committee with formal periodic status reports as well. The Compensation Committee oversees risks related to our compensation programs and the Nominating and Governance Committee is responsible for reviewing regulatory and other corporate compliance risks. The Board is advised by the committees of significant risks and management’s response via periodic updates.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties who wish to contact our Lead Independent Director, Morton Erlich, or any of our other directors either individually or as a group may do so by writing to them c/o Philip Paccione, Corporate Secretary, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Each writing interested party should specify whether the communication is directed to our entire Board of Directors, to only the non-management directors or to a particular director. Copies of written communications received at such address will be provided to the Board of Directors or the relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of communications that would be considered inappropriate for submission to the Board of Directors include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our company’s business or communications that relate to improper or irrelevant topics. The Corporate Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other staff members or agents of our company who are responsible for analyzing or responding to complaints or requests.

Audit Committee

Our Board of Directors has determined Morton Erlich, who is the Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for overseeing and evaluating (i) the quality and integrity of our financial statements, (ii) the performance of our internal audit and internal controls functions in addition to financial risk assessment and management applicable to our company, (iii) our policies and procedures regarding transactions with related persons, as described in greater detail below in the section entitled “Transactions with Related Persons,” (iv) the appointment, compensation, independence and performance of our independent registered public accounting firm, and (v) our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board whether such disclosure should be included in our proxy statement and (iv) overseeing risks related to our compensation programs and (v) producing a report on executive compensation for inclusion in our proxy statement in accordance with the applicable rules of the SEC. This includes reviewing and approving the annual compensation of our Chief Executive Officer and other executive officers, reviewing and making recommendations to the Board with respect to executive compensation plans, including incentive compensation and equity-based compensation, and reviewing and approving performance goals and objectives with respect to the compensation of our Chief Executive Officer and other executive officers consistent with our executive compensation plans. For additional information on the role of our Chief Executive Officer in recommending the form or amount of executive compensation, see “Compensation Discussion and Analysis—Role of Management in Compensation Decisions.”

Neither of the members of our Compensation Committee has ever been an employee or officer of our company or any of its subsidiaries. None of our executive officers has served or currently serves on the board of directors or on the compensation committee of any other entity, which has officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2014.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for (i) developing and recommending to our Board of Directors the criteria for selecting directors and assessing director independence, (ii) identifying individuals qualified to become members of our Board of Directors and recommending candidates as director nominees for election to the Board, (iii) considering and making recommendations to the Board regarding its size and composition, director assignments to the other Board committees and the appointment of a chairperson for each of the other Board committees, (iv) overseeing the evaluation of our management, the Board and its committees, (v) evaluating and recommending to the Board changes to the corporate governance guidelines applicable to our company, and (vi) reviewing regulatory and other corporate compliance risks applicable to us.

Director Nominations

The Nominating and Governance Committee recommends to our Board of Directors candidates to fill vacancies or for election or re-election to the Board. In the event of a vacancy on our Board of Directors, the process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to our Board members, management and others for recommendations, meeting from time to time to evaluate biographical information and qualifications relating to potential candidates and interviews of selected candidates by members of the committee and other directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including independence requirements of the NYSE. Our Board of Directors ultimately determines the director nominees approved for inclusion on the proxy card for each annual meeting of stockholders.

Our Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity and does so in the broadest sense. The committee evaluates the abilities and skills, age and education, gender and ethnicity, industry and professional background, and accounting and financial experience of all potential director nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a diverse mix of background, experience, knowledge and skills that will best allow our Board to fulfill its responsibilities including oversight of our business.

The Nominating and Governance Committee will consider candidates recommended by stockholders for nomination for election as directors. The committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates recommended by our Board members, management and others. Stockholders wishing to submit recommendations must provide the following information by written notice to the attention of our General Counsel by certified or registered mail:

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residential address of the candidate;

•	the principal occupation or employment of the person;

•	the class and number of shares of our stock that are beneficially owned by the candidate; and

•	the candidate’s consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to the stockholder recommending a candidate for director:

•

the name and address, as they appear on our stock transfer books, of the stockholder and of the beneficial owners, if any, of the stock registered in the stockholder’s name and the name and address of other stockholders known by the stockholder to be supporting the nominee; and

•

the class and number of shares of our stock beneficially owned (i) by the stockholder and the beneficial owners, if any, and (ii) by any other stockholders known by the stockholder to be supporting such candidates.

To be considered by the Nominating and Governance Committee for the 2016 Annual Meeting of Stockholders, nominations for director candidates must be received at our principal office within the time period set forth below under the section “Nominations and Stockholder Proposals for 2016 Annual Meeting” in this proxy statement.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, was adopted by our Board of Directors as of April 28, 2004 and amended by the Board as of January 15, 2007. The purpose of the Code of Business Conduct and Ethics is to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted in the Corporate Governance section of the Investor Relations page of our corporate information website located at www.skx.com/investor.jsp. We intend to promptly post any amendments to or waivers of the Code of Business Conduct and Ethics on our website. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our non-employee directors during 2014. Robert Greenberg, Michael Greenberg, David Weinberg and Jeffrey Greenberg are not included because as employee directors, they did not earn any additional compensation for services provided as members of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Morton D. Erlich	104,500	289,860	394,360
Geyer Kosinski	50,000	289,860	339,860
Richard Rappaport	41,000	193,240	234,240
Richard Siskind	83,000	289,860	372,860
Thomas Walsh	41,000	193,240	234,240

(1)	This column reports the amount of cash compensation earned in 2014 for Board and committee service.
(2)	This column represents the aggregate grant date fair value of restricted stock awards granted during 2014, as calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The fair value was calculated using the closing price of our Class A Common Stock on the grant dates for the shares awarded, which was $40.99 per share on April 30, 2014 and $55.63 per share on December 22, 2014.

Non-Employee Directors. We paid each of our non-employee directors annual compensation of $35,000 for serving on the Board of Directors in 2014. Our Audit Committee Chairman, Compensation Committee Chairman and Nominating and Governance Committee Chairman were paid additional annual fees of $20,000, $15,000 and $15,000, respectively, in 2014. Non-employee directors also received fees of $1,500 for each Board and committee meeting attended during 2014. Non-employee directors are reimbursed for reasonable costs and expenses incurred for attending any of our Board or committee meetings. Compensation, fees, and reimbursable costs and expenses are paid quarterly. During 2014, non-employee directors were eligible to receive awards of restricted shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Annual Incentive Award (the “2007 Plan”) as determined by the Board of Directors. In April 2014, Messrs. Erlich, Kosinski and Siskind each received a discretionary award of 3,000 shares of restricted stock with a grant date fair value under FASB ASC 718 of $122,970, and Messrs. Rappaport and Walsh each received a discretionary award of 2,000 shares of restricted stock with a grant date fair value under FASB ASC 718 of $81,980, which are scheduled to vest in two equal installments on May 1, 2015 and 2016. In December 2014, Messrs. Erlich, Kosinski and Siskind each received another discretionary award of 3,000 shares of restricted stock with a grant date fair value under FASB ASC 718 of $166,890, and Messrs. Rappaport and Walsh each received another discretionary award of 2,000 shares of restricted stock with a grant date fair value under FASB ASC 718 of $111,260, which are scheduled to vest in two equal installments on May 1, 2017 and 2018. As of December 31, 2014, there were no other outstanding equity awards held by our non-employee directors.

Employee Directors. As of December 31, 2014, Robert Greenberg, Michael Greenberg and David Weinberg were the only Named Executive Officers (as defined below in the section entitled “Executive Compensation”) serving on our Board of Directors, and Jeffrey Greenberg was the only non-executive employee serving on our Board of Directors. Employees of Skechers who are members of the Board of Directors are not paid any directors’ fees. Compensation of Robert Greenberg, Michael Greenberg and David Weinberg earned in 2014 is set forth under “Executive Compensation.” Compensation of Jeffrey Greenberg earned in 2014 is described in the section entitled “Transactions with Related Persons” in this proxy statement. During the 2014 fiscal year, employee directors were eligible to receive awards of shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Plan as determined by the Board of Directors. As a component of their total compensation as executive employees for the 2014 fiscal year, Robert Greenberg and David Weinberg were each awarded shares of restricted stock in January and October 2014, and Michael Greenberg was awarded shares of restricted stock in October 2014, which are described under “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2014.” As of December 31, 2014, there were no other outstanding equity awards held by our employee directors.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis describes our compensation strategy, philosophy, policies, programs and practices for our Named Executive Officers for 2014 and should be read together with the compensation tables and related disclosures set forth below. The Named Executive Officers are those executive officers listed in the table captioned Summary Compensation Table in this proxy statement: Robert Greenberg, Chief Executive Officer; Michael Greenberg, President; David Weinberg, Chief Operating Officer and Chief Financial Officer; Mark Nason, Executive Vice President of Product Development; and Philip Paccione, General Counsel and Corporate Secretary. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future may differ materially from the compensation strategy, philosophy, policies, programs and practices summarized in this discussion.

Alignment of Executive Compensation with Financial Performance—Highlights

Our executive compensation program is designed to reward superior performance by our company. The company delivered strong financial performance during the 2014 fiscal year, including the following highlights:

•	Net sales increased $531.2 million, or 28.8%, to $2.378 billion compared to net sales of $1.846 billion in 2013.

•	Net earnings attributable to Skechers U.S.A., Inc. were $138.8 million, an increase of $84.0 million, or 153.4%, compared to net earnings of $54.8 million in 2013.

•	Diluted income per share attributable to Skechers U.S.A., Inc. was $2.72, which reflected a 151.1% increase from diluted income per share of $1.08 in 2013.

•	Our cash and cash equivalents increased $94.7 million to $466.7 million at December 31, 2014 from $372.0 million at December 31, 2013.

As a result of our strong financial and operating performance, our share price increased from $33.05 to $55.25 per share, which reflected appreciation of 67% during 2014.

Role of Compensation Committee

Our executive compensation program is administered by or under the direction of the Compensation Committee of our Board of Directors. Under the terms of its Charter, the Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management this Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board its inclusion in this proxy statement and (iv) producing the annual report on executive compensation included elsewhere in this proxy statement in accordance with the applicable SEC rules.

The Compensation Committee has the authority to retain the services of outside advisors, experts and other consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers and the Board of Directors. Neither our management nor the Compensation Committee retained a compensation consultant in 2014 to review policies and procedures with respect to executive compensation or to advise us on compensation matters. For 2014, the Compensation Committee reviewed and considered management’s compensation recommendations and then discussed these recommendations with management.

Role of Management in Compensation Decisions

Management, led by our Chief Executive Officer, President and Chief Operating Officer, annually makes recommendations to the Compensation Committee regarding (i) annual base salary and bonuses to be paid to executive officers, (ii) the formation and modification of our equity-based and incentive compensation plans for executive officers, (iii) awards to be granted under our equity-based compensation plan and (iv) performance metrics to be used to calculate incentive compensation that executive officers may earn under our incentive compensation plan. Management also meets periodically with the Compensation Committee to discuss these recommendations, which are based on management’s assessment of the base salary, equity-based compensation and incentive compensation opportunities that are competitive within our industry and within the geographical labor markets in which we participate. The Compensation Committee may adopt, modify or reject any of these recommendations.

Compensation Objectives

The basic compensation philosophy of the Compensation Committee is to provide competitive salaries and incentives to executive officers in order to promote superior financial performance. The Compensation Committee has believed in past years that compensation paid to executive officers should be closely aligned with our performance, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our executive compensation policies are designed to achieve the following four objectives:

•	attract and motivate well-qualified individuals with the ability and talent to enable us to achieve our business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established financial performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce sense of ownership through award opportunities that can result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce achievement of continuing increases in stockholder value.

Consistent with our performance-based philosophy, the Compensation Committee reviewed and approved our compensation programs for 2014 to effectively balance executive officers’ salaries with incentive compensation that was performance-based as well as to reward annual performance while maintaining a focus on long-term objectives. We believe that it served the needs of our stockholders to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varied among the executive officers based on each executive officer’s position, responsibilities and performance with Skechers.

To maximize stockholder value, we believe that it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the Compensation Committee reviewed not only the individual compensation elements, but the mix of individual compensation elements that make up the aggregate compensation, and attempted to balance the total compensation package between short-term, long-term and cash and equity compensation in a way that met the objectives set forth above.

Elements of Compensation

Our executive compensation has historically consisted of three primary components:

•	base salary and benefits;

•	performance-based compensation, if any, under the 2006 Annual Incentive Compensation Plan (the “2006 Plan”); and

•	equity compensation awarded under the 2007 Plan.

These components, individually and in the aggregate, are designed to accomplish one or more of the compensation objectives described above.

Base Salary

Base salaries for our Named Executive Officers are established based on the scope of their respective responsibilities, taking into account market compensation paid by competitors within our industry and other companies of similar type, size and financial performance for individuals in similar positions. We set base compensation for our Named Executive Officers at levels that we believe enable us to hire and retain individuals in a competitive environment, and to reward satisfactory performance at an acceptable level based upon contributions to our overall business objectives.

Base salaries are generally reviewed annually, but may be adjusted from time to time to realign salaries with market levels. In reviewing base salaries, we consider various factors, including (i) each individual’s level of responsibilities, performance and results achieved, and professional experience, (ii) a comparison to base salaries paid to employees in comparable positions by our competitors and companies of similar type, size and financial performance and (iii) cost of living increases.

The 2014 annual base salaries of three of the Named Executive Officers, Robert Greenberg, David Weinberg and Philip Paccione, were increased from their 2013 levels by $1,000,000, $275,000 and $50,000, respectively, in January 2014. These increases were based on the Compensation Committee’s review of each executive’s individual contributions to our improved financial performance in 2013 and the recommendations of our Chief Executive Officer, Robert Greenberg. Similarly, in October 2014, the Compensation Committee approved increasing Michael Greenberg’s annual base salary from $1,500,000 to $2,200,000 based on his increasing contributions to our company’s successful financial performance in 2014, after he had resolved certain personal matters and re-focused his time and attention on our company, and his expected contributions to our company in the future.

Annual Incentive Compensation

The 2006 Plan is intended to advance our interests and those of our stockholders and to assist us in attracting and retaining executive officers by providing incentives and financial rewards to such executives who, because of the extent of their responsibilities can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional services.

The 2006 Plan provides executive employees, including the Named Executive Officers, with the opportunity to earn bonuses based on our financial performance by linking incentive award opportunities to the achievement of our performance goals. The 2006 Plan allows us to set performance periods equal to fiscal quarters, fiscal years or such other period that the Compensation Committee may establish up to five years in length, and determine performance criteria and goals for such performance periods that are flexible and change with the needs of our business. The Compensation Committee annually approves the performance criteria and goals that will be used in formulae to calculate our Named Executive Officers’ incentive compensation on a quarterly basis for each fiscal year. By determining performance criteria and setting goals at the beginning of each fiscal year, our Named Executive Officers understand our goals and priorities during the current fiscal year. Following the conclusion of each quarter during the current fiscal year, the Compensation Committee certifies the amount of the award for each participant for each such quarter. The amount of an award actually paid to a participant each quarter may, in the sole discretion of the Compensation Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for each such quarter.

The Compensation Committee approved the performance goals in January 2014 for fiscal 2014. The business criteria used in the formulae to calculate the incentive compensation of the Named Executive Officers for 2014 was our net sales growth because the Compensation Committee believes that it provides an accurate measure of our annual performance.

The potential payments of incentive compensation to our Named Executive Officers are performance-driven and therefore completely at risk. The payment of any incentive compensation for a fiscal year under the 2006 Plan is conditioned on our company achieving at least certain threshold performance levels of the business criteria approved by the Compensation Committee, and no payments will be made to our Named Executive Officers if the threshold performance levels are not met. Any incentive compensation to be paid to the Named Executive Officers in excess of the threshold amounts is based on the Compensation Committee’s pre-approved business criteria and formulae for the respective Named Executive Officers. The following table sets forth the set of performance criteria used to determine the Named Executive Officers’ annual incentive compensation on a quarterly basis, which they may earn depending on our company’s financial performance and their individual contributions:

Name of Executive	Quarterly incentive compensation equals amount by
which net sales  for the applicable quarter exceeds net
sales for the corresponding quarter in the 2013 fiscal
year multiplied by the listed percentage (%)
Robert Greenberg	0.500
Michael Greenberg	—
David Weinberg	0.150
Mark Nason	0.125
Philip Paccione	0.075

If net sales for the applicable quarter exceed net sales for the corresponding quarter in the 2013 fiscal year, then the executive will earn a quarterly bonus equal to the amount of such excess multiplied by the percentage set forth in the table above with respect to such quarter. The Compensation Committee did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in 2014, although the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

Based on the performance goals that the Compensation Committee approved in January 2014, the Named Executive Officers, except for Michael Greenberg, were eligible to receive incentive compensation targeted from 10% to 50% of their annual target cash compensation, consisting of base salary and target cash incentive compensation (“Non-Equity Compensation”), for 2014, which was determined to be competitive in the marketplace for similar positions. These percentages were also consistent with the targeted percentages for 2013. In determining the potential awards that computed into these percentages, the Compensation Committee considered each Named Executive Officer’s position, responsibilities and prospective contribution to the attainment of our performance goals. The percentage of total target compensation represented by incentive awards is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.” Accordingly, our Chief Executive Officer, Robert Greenberg, was at the top end of the range.

Based on our financial performance and the performance goals previously set by the Compensation Committee for each Named Executive Officer for 2014, the actual incentive compensation earned by each Named Executive Officer for 2014 was $2,656,000 for Robert Greenberg, which represented 47% of his Non-Equity Compensation; $796,800 for David Weinberg, which represented 33% of his Non-Equity Compensation, $664,000 for Mark Nason, which represented 40% of his Non-Equity Compensation; and $398,401 for Philip Paccione, which represented 40% of his Non-Equity Compensation. These percentages, ranging from 33% to 47%, other than for Michael Greenberg, were at the higher end of the targeted percentages of 10% to 50% due to our strong financial performance in 2014, which exceeded our expectations. Michael Greenberg was not eligible to receive incentive compensation for 2014 because the Compensation Committee believed in January 2014 that his time and attention spent focused on our company would continue to be limited in 2014 as he attended to personal matters.

Cash incentive compensation awarded under the 2006 Plan complements the long-term equity compensation program described below.

Bonus

In December 2014, our Chief Executive Officer, Robert Greenberg, recommended and the Compensation Committee authorized payment of a $1,000,000 bonus to Michael Greenberg. The Compensation Committee determined that this bonus was appropriate based on Mr. Greenberg’s increasing contributions to our company’s successful financial performance in 2014, after he had resolved certain personal matters and re-focused his time and attention on our company, and his expected contributions in future years.

Equity-Based Compensation

Our employees, including the Named Executive Officers, are eligible to receive, from time to time, awards of restricted stock, stock options and other equity-based compensation under the 2007 Plan that are designed to:

•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in our company by participating Named Executive Officers.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders. Certain executive employees, including all of the Named Executive Officers, were awarded shares of restricted stock in January and October 2014 under the 2007 Plan as a component of their total compensation for the 2014 fiscal year.

Restricted Stock

Historically, awards of restricted stock made to our Named Executive Officers are subject to certain time-vesting restrictions that generally lapse over a period of two to four years from the date of the award depending on the specific award.

This vesting schedule promotes retention and encourages long-term investment in our company by the Named Executive Officers, while also providing a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders. An additional advantage of restricted stock is that, in comparison to stock options, fewer shares are required to deliver the same economic value. This may result in lower stockholder dilution than granting stock options. In January 2014, the Compensation Committee awarded shares of restricted stock to the Named Executive Officers, except for Michael Greenberg, as part of their total compensation for the 2014 fiscal year. These restricted stock awards are scheduled to vest in two equal installments, with one-half vesting on each of March 1, 2015 and 2016. Michael Greenberg was not awarded restricted stock then because the Compensation Committee believed that his time and attention spent focused on our company would continue to be limited in 2014 as he attended to personal matters. In October 2014, the Compensation Committee awarded additional shares of restricted stock to the Named Executive Officers, as part of their total compensation for the 2014 fiscal year. These restricted stock awards are scheduled to vest in two equal installments, with one-half vesting on each of March 1, 2017 and 2018, except for the shares awarded to Michael Greenberg. Those shares are scheduled to vest in four equal annual installments on November 1, 2015 and the first three anniversaries thereof. These awards are described in greater detail in the section entitled “Grants of Plan-Based Awards in Fiscal 2014” in this proxy statement. The Compensation Committee determined that it was appropriate to grant the second award of restricted shares to the Named Executive Officer in 2014 on the basis of the ongoing success of our company’s financial performance through the first three quarters of the year, and Michael Greenberg was included as an award recipient based on his contributions to our company in 2014 after he had resolved his personal matters.

Michael Greenberg’s award was also based on management’s desire to retain him in his current position with our company. Mr. Greenberg’s role is important to the successful execution of our business strategy and expected future growth. The Compensation Committee believed that the size of the award was warranted to ensure that Michael Greenberg remains with our company for the full four-year vesting period of his award.

Employment Agreements, Severance Benefits and Change of Control Provisions

We do not have any employment, severance or change-of-control agreements in effect with any of our Named Executive Officers.

The restricted stock awards granted under our 2007 Plan provide that in the event of a change of control, all outstanding unvested shares will vest in full.

A “change of control” is generally defined in the 2007 Plan, including the equity award agreements thereunder, as (i) the acquisition by certain persons of our securities representing 50% or more of the combined voting power of our outstanding securities, (ii) a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved, (iii) approval by our stockholders of a merger or consolidation (except with certain permitted entities), or (iv) approval by our stockholders of a complete liquidation of our company or the sale or disposition of all or substantially all of our assets.

The Compensation Committee believes that our change of control policy is consistent with the objectives of providing the highest possible return to stockholders by allowing the Named Executive Officers to be able to effectively participate equally with stockholders in evaluating alternatives in the event of a change of control transaction, without compelling the Named Executive Officer to remain employed under new ownership.

Equity Award Practices

As described under the Equity Compensation section, equity-based awards are a significant component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information that might result in favorable pricing. New hire grants of awards to executive officers and other new employees are generally based on the date of hire. It is our practice that the per share exercise price for all grants of stock options be equal to the closing price of a share of our Class A Common Stock on the New York Stock Exchange on the date of grant, and we have never re-priced any grants.

Perquisites and Other Benefits

We provide our Named Executive Officers with perquisites and other benefits that are reflected in the “All Other Compensation” column in the table captioned Summary Compensation Table in this proxy statement, which we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include the following:

Aircraft usage. We have an agreement with an aircraft operator for use of its aircraft for business travel. Each Named Executive Officer may also use the aircraft for personal use. If we are not reimbursed for costs associated with personal use of the aircraft, such costs are considered taxable income to the Named Executive Officer. During 2014, there was no personal use of the aircraft by any of the Named Executive Officers for which we were not reimbursed in full.

Automobile usage. During 2014, automobiles that we purchased at our sole cost were used by Robert Greenberg, Michael Greenberg and David Weinberg. We also paid on their behalf the automobile insurance premiums related to their use of these automobiles.

Country club dues and health club fees. During 2014, we paid country club membership dues and/or health club membership fees for David Weinberg and Philip Paccione.

Finance and tax services. During 2014, we paid fees for financial planning and tax preparation services that Robert Greenberg and Michael Greenberg received from their personal accountant.

Deferred Compensation Plan

In May 2013, we commenced the Skechers U.S.A., Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of May 1, 2013. We are maintaining the Deferred Compensation Plan primarily for the purpose of providing a means for deferral of compensation to a select group of employees, including all of our Named Executive Officers, who are limited in their participation under our 401(k) profit sharing plan. Pursuant to the Deferred Compensation Plan, participants may defer receipt of a portion of their respective cash compensation and elect to have such amounts paid to them (or their beneficiaries in the event of death) upon retirement, termination of employment, death, disability or some other date chosen by the respective participants, in each case, consistent with the terms of the Deferred Compensation Plan. We are not funding the Deferred Compensation Plan, and we will make payments under the Deferred Compensation Plan to each participant as permitted by law and in accordance with the participant’s election decisions. In addition to providing a means to defer compensation for payment at a later date, the Deferred Compensation Plan also provides for us to make discretionary contributions to the participants. The amounts, timing and vesting of any such discretionary contributions will be determined in the sole discretion of the Compensation Committee, as the administrator of the Deferred Compensation Plan. A description of the material terms of the Deferred Compensation Plan can be found in the section entitled “Executive Compensation—Non-qualified Deferred Compensation Plan” in this proxy statement.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers.

The Compensation Committee believes that tax deductibility is a factor to be considered in evaluating a compensation program. The Compensation Committee generally seeks to structure compensation in a manner that is intended to avoid the disallowance of deductions under Section 162(m) of the Code. Nevertheless, when warranted due to competitive and other factors, the Compensation Committee may award compensation that exceeds the deductibility limit under Section 162(m) of the Code or otherwise pay non-deductible compensation.

Internal Revenue Code Section 409A

Section 409A of the Code requires that “non-qualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards

Financial Accounting Standards Board (“FASB”) ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock and stock options under the 2007 Plan are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Other Tax, Accounting and Regulatory Considerations

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of Skechers, and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted,

Richard Siskind, Chairman

Morton Erlich

EXECUTIVE COMPENSATION

The following table provides selected information concerning the compensation earned by our Principal Executive Officer, Principal Financial Officer, and each of our three most highly compensated executive officers who served in positions other than Principal Executive Officer and Principal Financial Officer at the end of the last completed fiscal year (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Robert Greenberg	2014	3,000,000	—	3,547,700	2,656,000	268,098	(3)	9,471,798
Chairman of the Board and	2013	2,000,000	—	—	1,428,448	50,747		3,479,195
Chief Executive Officer	2012	1,750,000	—	—	—	34,042		1,784,042

Michael Greenberg	2014	1,656,153	1,000,000	10,886,000	—	192,167	(4)	13,734,320
President and Director	2013	1,500,000	—	—	—	65,998		1,565,998
	2012	1,500,000	—	—	—	70,003		1,570,003

David Weinberg	2014	1,600,000	—	2,459,100	796,800	72,148	(5)	4,927,430
Executive Vice President,	2013	1,325,000	—	—	428,536	81,688		1,835,224
Chief Operating Officer, Chief Financial Officer and Director	2012	1,250,000	—	—	—	73,794		1,323,794

Mark Nason	2014	1,000,000	—	1,364,000	664,000	13,021	(6)	3,040,506
Executive Vice President of	2013	1,000,000	—	—	357,113	14,714		1,371,827
Product Development	2012	1,000,000	—	—	—	14,321		1,014,321

Philip Paccione	2014	600,000	—	1,369,000	398,401	21,514	(7)	2,388,606
Executive Vice President of	2013	550,000	—	—	214,269	23,564		787,833
Business Affairs, General Counsel and Corporate Secretary	2012	500,000	—	—	—	17,203		517,203

(1)	Represents the aggregate grant date fair value of stock awards granted during the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718. The fair value was calculated using the closing price of our Class A Common Stock on the grant dates for the shares awarded.
(2)	Represents the cash awards that the Named Executive Officers earned under our 2006 Plan. Incentive compensation is paid quarterly based on performance levels that our company achieved in the prior quarter. The amounts listed for each year exclude any bonuses earned by the Named Executive Officers in the previous year that were paid in the indicated year and include incentive compensation earned in the fourth quarter of the indicated year that was paid in the following year. Additional information regarding the 2006 Plan is described in the section entitled “Compensation Discussion and Analysis” in this proxy statement.
(3)	Represents payments of $222,020 for financial planning and tax preparation services for Mr. Greenberg, health and life insurance payments of $14,139, and costs of $31,939 related to automobiles purchased by us for use by Mr. Greenberg. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2012 and the automobile insurance premiums paid by us on behalf of Mr. Greenberg.
(4)	Represents payments of $133,736 for financial planning and tax preparation services for Mr. Greenberg, health and life insurance payments of $17,894, costs of $40,537 related to automobiles purchased by us for use by Mr. Greenberg and automobile insurance premiums paid by us on behalf of Mr. Greenberg. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2010, and the automobile insurance premiums paid by us on behalf of Mr. Greenberg.

(5)	Represents health and life insurance payments of $7,211, monthly payments of country club membership dues equal to a total of $14,676, monthly payments of health club membership fees equal to a total of $1,284, costs of $48,977 related to an automobile purchased by us for use by Mr. Weinberg. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2010, and the automobile insurance premiums paid by us on behalf of Mr. Weinberg.
(6)	Represents health and life insurance payments.
(7)	Represents health and life insurance payments of $20,230 and monthly payments of health club membership fees equal to a total of $1,284.

Grants of Plan-Based Awards in Fiscal 2014

The following table provides information about plan-based awards granted to the Named Executive Officers in 2014: (i) the grant date, (ii) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the 2006 Plan for the performance period covering fiscal 2014, (iii) the number of shares underlying all other stock awards and (iv) the grant date fair value of each equity award computed under FASB ASC Topic 718.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert Greenberg	1/22/14	(1)	(1)	5,000,000	—	—
	1/22/14	—	—	—	30,000	826,200
	10/21/14	—	—	—	50,000	2,721,500
Michael Greenberg	10/21/14	—	—	—	200,000	10,886,000
David Weinberg	1/22/14	(1)	(1)	5,000,000	—	—
	1/22/14	—	—	—	30,000	826,200
	10/21/14	—	—	—	30,000	1,632,900
Mark Nason	1/22/14	(1)	(1)	5,000,000	—	—
	1/22/14	—	—	—	10,000	275,400
	10/21/14	—	—	—	20,000	1,088,600
Philip Paccione	1/22/14	(1)	(1)	5,000,000	—	—
	1/22/14	—	—	—	10,000	275,400
	10/21/14	—	—	—	10,000	544,300
	10/22/14	—	—	—	10,000	549,300

(1)	These columns are intended to show the potential value of the payments for each Named Executive Officer under the 2006 Plan if the threshold, target or maximum goals are satisfied for the performance measures. The potential payments are performance-driven and therefore completely at risk. There are no specific threshold or target amounts that can be determined with respect to any payouts of incentive compensation under the 2006 Plan for fiscal 2014 because any amounts payable are determined on a quarterly basis based on pre-approved percentages for each Named Executive Officer multiplied by the amount, if any, that net sales for the applicable quarter exceed net sales for the corresponding quarter in the previous year. Additional information regarding the business measurements and performance goals for determining the payments are described in the section entitled “Compensation Discussion and Analysis—Annual Incentive Compensation” in this proxy statement. When determining the performance goals, the Compensation Committee did not place a limit on the non-equity incentive compensation that could be earned by the Named Executive Officers in fiscal 2014; however, the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

(2)	This column shows the number of shares of restricted stock granted in 2014 to the Named Executive Officers under the 2007 Plan. Of the restricted shares of Class A Common Stock awarded on January 22, 2014, the shares are scheduled to vest in two equal installments on March 1, 2015 and 2016. Of the restricted shares of Class A Common Stock awarded on October 21-22, 2014, the shares are scheduled to vest in two equal installments on March 1, 2017 and 2018, except for the restricted shares awarded to Michael Greenberg on that date. Those shares are scheduled to vest in four equal installments on November 1, 2015 and the first three anniversaries thereof.
(3)	This column shows the aggregate grant date fair value of stock awards in 2014, as calculated in accordance with FASB ASC Topic 718. The fair value was calculated using the closing price of our Class A Common Stock on the grant dates for the shares awarded, which was $27.54, $54.43 and $54.93 per share on January 22, 2014 and October 21, 2014 and October 22, 2014, respectively.

Options Exercised and Stock Vested in Fiscal 2014

During 2014, none of the Named Executive Officers acquired any shares upon the exercise of stock options or held any shares of restricted stock that vested. For additional information about equity awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information on the outstanding stock awards, specifically unvested shares of restricted stock, held by the Named Executive Officers as of December 31, 2014. Each stock award is shown separately for each of the Named Executive Officers. The market value of each stock award is based on the closing price of our Class A Common Stock as of December 31, 2014, which was $55.25. None of the Named Executive Officers held any outstanding option awards as of December 31, 2014. For additional information about option awards and stock awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Stock Awards
Name of Executive	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert Greenberg	30,000 50,000	(1) (2)	1,657,500 2,762,500
Michael Greenberg	200,000	(3)	11,050,000
David Weinberg	30,000 30,000	(1) (2)	1,657,500 1,657,500
Mark Nason	10,000 20,000	(1) (2)	552,500 1,105,000
Philip Paccione	10,000 10,000 10,000	(1) (2) (2)	552,500 552,500 552,500

(1)	Shares of restricted stock, of which half vested on March 1, 2015 and half are scheduled to vest on March 1, 2016.
(2)	Shares of restricted stock scheduled to vest in two equal installments on May 1, 2017 and 2018.
(3)	Shares of restricted stock scheduled to vest in four equal annual installments on November 1, 2015 and the first three anniversaries thereof.

Non-qualified Deferred Compensation Plan

The following table provides information about contributions to, aggregate earnings and account balances under, our Deferred Compensation Plan, as more fully described below, in 2014. Other than David Weinberg and Philip Paccione, none of the other Named Executive Officers participated in our Deferred Compensation Plan during 2014.

Name of Executive	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)(3)
David Weinberg	745,214	—	78,701	—	1,096,487
Philip Paccione	71,746	—	583	—	72,330

(1)	The amount of the contributions made by the Named Executive Officer, as reported above, is also included in the Named Executive Officer’s compensation reported in the Summary Compensation Table either as “Salary” or “Non-Equity Incentive Plan Compensation.”
(2)	The amount in this column represents the gains and losses by funds in which investments were made under the Deferred Compensation Plan. The aggregate earnings are not reported in the Summary Compensation Table.
(3)	The aggregate balance at December 31, 2014, as reported above, reflects amounts that are currently reported as compensation in the Summary Compensation Table for 2014 and 2013, except for the aggregate earnings on deferred compensation.

Under the Deferred Compensation Plan, eligible employees, including our Named Executive Officers, are permitted to defer receipt of up to 75% of their base salary and 100% of their commissions and bonuses. A participant’s deferrals are deemed 100% vested at all times and are credited to an account balance. This account balance represents a participant’s entire interest under the Deferred Compensation Plan. The Deferred Compensation Plan provides the opportunity for us to contribute additional discretionary contributions to an eligible employee’s account if authorized by the Compensation Committee and subject to such terms and conditions as provided by the Compensation Committee. At present, however, the Compensation Committee has not authorized any such contributions.

A participant shall receive his or her account balance following the first to occur of: (i) a separation from service, (ii) a specified date elected by the participant, (iii) disability, (iv) death (with account balance distributed to a designated beneficiary) or (v) an unforeseeable emergency (as determined at the sole discretion of the Compensation Committee). Generally, the account balance will be distributed in a single lump sum regardless of the payment event. If, however, a participant separates from service within two years following a change in control of our company, or separates from service with five years of service and the sum of his or her age and years of employment is at least 65 years, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to ten years instead of a single lump sum (subject to a timely participant election). Similarly, if a participant has established one or more specified dates upon which to receive a distribution of his or her account balance (or a portion thereof) or becomes disabled, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to five years instead of a single lump sum (subject to a timely participant election).

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Deferred Compensation Plan provides investment options, or fund media, amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the plan, and such options may change from time to time. In 2014, the Deferred Compensation Plan permitted participants to choose from among 37 investment options. The rates of return for 2014 ranged from -19.10% to 31.57%.

The investment options under the Deferred Compensation Plan and their rates of return for 2014 are provided in the following table.

Name of Investment Option	Rate of Return (%)
American Century VP Mid Cap Value - Class I Shares	16.42
Deutsche Small Cap Index VIP - Class A Shares	4.74
Davis Financial	12.85
Fidelity VIP Balanced - Service Class 2	10.02
Fidelity VIP Contrafund - Service Class 2	11.65
Fidelity VIP Freedom 2005 - Service Class 2	4.04
Fidelity VIP Freedom 2010 - Service Class 2	4.21
Fidelity VIP Freedom 2015 - Service Class 2	4.45
Fidelity VIP Freedom 2020 - Service Class 2	4.60
Fidelity VIP Freedom 2025 - Service Class 2	4.85
Fidelity VIP Freedom 2030 - Service Class 2	4.74
Fidelity VIP Freedom 2035 - Service Class 2	4.65
Fidelity VIP Freedom 2040 - Service Class 2	4.70
Fidelity VIP Freedom 2045 - Service Class 2	4.68
Fidelity VIP Freedom 2050 - Service Class 2	4.71
Fidelity VIP Freedom Income - Service Class 2	3.54
Great-West MFS International Value	0.99
Great-West T. Rowe Price Mid Cap Growth	12.78
Invesco V.I. High Yield - Series I Shares	1.73
Invesco V.I. International Growth - Series I Shares	0.33
Invesco V.I. Utilities - Series I Shares	20.57
Janus Aspen Series Global Technology - Instl Shares	9.64
MFS VIT Global Equity - Initial Class	3.87
PIMCO VIT Real Return - Admin Class	3.09
PIMCO VIT Total Return - Admin Class	4.28
T. Rowe Price Health Sciences	31.57
T. Rowe Price New America Growth	9.33
Van Eck VIP Emerging Markets - Initial Class	-0.41
Van Eck VIP Global Hard Assets - Initial Class	-19.10
Vanguard VIF Diversified Value	9.83
Vanguard VIF Equity Index	13.51
Vanguard VIF International	-6.05
Vanguard VIF Mid-Cap Index	13.59
Vanguard VIF Money Market	0.10
Vanguard VIF Short-Term Investment-Grade	1.76
Vanguard VIF Small Company Growth	3.38
Vanguard VIF Total Bond Market Index	5.89

Change of Control Benefits

Upon a “change of control” under the 2007 Plan, Robert Greenberg, Michael Greenberg, David Weinberg, Mark Nason and Philip Paccione would be entitled to full vesting of their outstanding restricted stock valued at $4,420,000, $11,050,000, $3,315,000, $1,657,500 and $1,657,500, respectively, based on the closing price of our Class A Common Stock on December 31, 2014, which was $55.25 per share. As of December 31, 2014, there were no outstanding unvested stock options under the 2007 Plan held by any of the Named Executive Officers.

For additional information about change of control terms under the 2007 Plan, see the description provided in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2014 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders:
1998 Stock Plan	—		—	—
2007 Plan	—		—	3,716,381
2008 ESPP	—		—	1,959,044

Total plans approved by security holders	—	(1)	—	5,675,425	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	—			5,675,425

(1)	Amount does not include an additional 1,263,833 shares of restricted stock, which were awarded under the 2007 Plan, that were outstanding as of December 31, 2014.
(2)	The shares available for issuance under the 2007 Plan are available for issuance as restricted stock and other forms of equity-based compensation in addition to stock options, warrants and rights. The number of shares available for future issuance under the 2008 Employee Stock Purchase Plan (the “2008 ESPP”) may be adjusted annually on January 1 for increases equal to the least of 500,000 shares, 1% of the outstanding shares of our capital stock on such date or a lesser amount as may be determined by our Board of Directors. The 1998 Stock Plan and the Amended and Restated 1998 Employee Stock Purchase Plan were terminated and no additional granting of awards or rights under those plans was permitted after December 31, 2007.

Relationship of Risk to Compensation Policies and Practices

In April 2015, our company’s management and Compensation Committee reviewed our compensation policies and practices to determine whether any potential risks related to our compensation policies and practices for executives and other employees could encourage decision making that could expose our company to unreasonable risks of material adverse consequences to our financial condition, results of operations or cash flows. The Compensation Committee discussed these potential pay risks with management and determined that any such pay risks do not expose our company to unreasonable risks of material adverse consequences to our financial condition, results of operations or cash flows.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Rules and SEC standards. The Audit Committee is responsible for oversight and evaluation of (i) the quality and integrity of Skechers’ financial statements, (ii) the performance of Skechers’ internal audit and internal controls functions in addition to financial risk assessment and management applicable to Skechers, (iii) Skechers’ policies and procedures regarding transactions with related persons, (iv) the appointment, compensation, independence and performance of Skechers’ independent registered public accounting firm, BDO USA, LLP (“BDO”), and (v) Skechers’ compliance with legal and regulatory requirements.

The Audit Committee has done the following:

•

it reviewed and discussed with Skechers’ management, internal finance staff, internal auditors and BDO, with and without management present, Skechers’ audited financial statements for the fiscal year ended December 31, 2014, management’s assessment of the effectiveness of Skechers’ internal control over financial reporting, and BDO’s evaluation of Skechers’ internal control over financial reporting;

•

it discussed with BDO the results of its examinations and the judgments concerning the quality, as well as the acceptability, of Skechers’ accounting principles and such other matters that Skechers is required to discuss with its independent registered public accounting firm under applicable rules, regulations and U.S. generally accepted auditing standards (including Auditing Standard No. 16, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board); and

•

it received from BDO the written disclosures and the letter from Skechers’ independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with BDO its independence from Skechers and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to BDO during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2014 be included in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Respectfully submitted,

Morton Erlich, Chairman

Geyer Kosinski

Richard Siskind

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Changes in Independent Registered Public Accounting Firm

On April 8, 2013, KPMG LLP (“KPMG”) notified us that KPMG was resigning, effective immediately, as our independent accountant. KPMG stated it had concluded it was not independent because of alleged insider trading in our securities by one of KPMG’s former partners who was the KPMG engagement partner on our audit for the 2011 and 2012 fiscal years. KPMG advised us that it resigned as our independent accountant solely due to the impairment of KPMG’s independence resulting from its now former partner’s alleged unlawful activities and not for any reason related to our financial statements, our accounting practices, the integrity of our management or for any other reason.

None of KPMG’s audit reports on our financial statements for the fiscal years ended December 31, 2011 and 2012 or KPMG’s audit reports on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2012 contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. In addition, at no point during the two fiscal years ended December 31, 2012 and the subsequent interim period through April 8, 2013 were there any (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports, or (2) “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided KPMG with a copy of the disclosure set forth in Item 4.01 of the current report on Form 8-K that was filed with the SEC on April 10, 2013 and requested that KPMG furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements made therein, each as required by applicable SEC rules. A copy of the letter was filed as Exhibit 16.1 with the current report on Form 8-K that was filed with the SEC on April 17, 2013.

Effective on April 24, 2013, our Audit Committee approved the appointment of BDO as our new independent registered public accounting firm to perform independent audit services for the fiscal year ended December 31, 2013, and the re-audit our financial statements for the fiscal years ended December 31, 2011 and 2012 and the attestation of the effectiveness of our internal control over financial reporting as of December 31, 2012 under Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Re-audit”). During the fiscal years ended December 31, 2011 and 2012, and through April 24, 2013, neither our company, nor anyone on its behalf, consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, and no written report or oral advice was provided to us by BDO that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2014 and 2013

BDO provided services for the fiscal years ended December 31, 2014 and 2013 in the categories and amounts as follows:

Service	2014	2013
Audit fees(1)	$1,533,000	$1,354,000
Audit-related fees	—	—
Tax fees(2)	101,000	93,000
All other fees	—	—

Total audit and non-audit fees	$1,634,000	$1,447,000

(1)	These are fees for the audit of our annual financial statements and the review of our annual report on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and consultations regarding financial accounting and reporting, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	These are fees for U.S. federal, state and international tax compliance and tax consulting.

KPMG provided services for the fiscal year ended December 31, 2014 and 2013 in the categories and amounts as follows:

Service	2014	2013
Audit fees	—	—
Audit-related fees	—	—
Tax fees(1)	—	$80,000
All other fees	—	—

Total audit and non-audit fees	—	$80,000

(1)	These are fees for services that were provided regarding international tax compliance.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax and all other services by the Audit Committee in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Pre-Approval Policy also provides a list of prohibited non-audit services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, the requested service will require specific pre-approval by the Audit Committee. The term of any pre-approved services is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and may revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee after the independent registered public accounting firm’s appointment for the then current fiscal year has been approved by the Audit Committee. Any fees for proposed services exceeding these levels will also require specific pre-approval by the Audit Committee. All services provided by our independent registered public accounting firms in 2014 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

Attendance at Annual Meeting

A representative of BDO will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of March 31, 2015 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person that we know to be a beneficial owner of more than 5% of either class of our Common Stock and (iv) all of our directors and executive officers as a group.

Each stockholder’s percentage of ownership in the following table is based upon 41,814,398 shares of Class A Common Stock and 10,214,396 shares of Class B Common Stock outstanding as of March 31, 2015. Our Class B Common Stock is convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of our Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of March 31, 2015 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned		Percentage of Class A Shares Beneficially Owned	Number of Class B Shares Beneficially Owned		Percentage of Class B Shares Beneficially Owned
5% stockholders:
FMR LLC	6,201,296	(1)	14.8%	—		—
BlackRock, Inc.	3,967,067	(2)	9.5	—		—
The Vanguard Group, Inc.	3,868,972	(3)	9.3	—		—
Dimensional Fund Advisors LP	3,134,676	(4)	7.5	—		—
Gil Schwartzberg	4,116,226	(5)	9.0	4,116,226	(6)	40.3%
Named Executive Officers and directors:
Robert Greenberg	4,818,867	(7)	10.4	4,744,636	(8)	46.5%
Michael Greenberg	649,885	(9)	1.5	390,341	(10)	3.8
Jeffrey Greenberg	673,795	(11)	1.6	403,209	(12)	4.0
David Weinberg	132,031	(13)	*	—		—
Mark Nason	34,912		*	—		—
Philip Paccione	27,341		*	—		—
Morton Erlich	11,500	(14)	*	—		—
Geyer Kosinski	6,000		*	—		—
Richard Rappaport	12,000		*	—		—
Richard Siskind	67,333		*	—		—
Thomas Walsh	4,000		*	—		—
All current directors and executive officers as a group (11 persons)	6,437,664		13.6%	5,538,186		54.2%

*	Less than 1.0%

(1)

Information is based on a Schedule 13G filed with the SEC on February 13, 2015 and represents the number of shares beneficially owned as of December 31, 2014. Each of Fidelity Management & Research Company (“FMR Co”), Pyramis Global Advisors Trust Company and Pyramis Global Advisors, LLC beneficially owns shares of Class A Common Stock, with FMR Co beneficially owning 5% or more of the outstanding shares of Class A Common Stock. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC, and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Neither FMR LLC nor Mr. Johnson nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business office of FMR LLC is located at 245 Summer Street, Boston, Massachusetts 02210.
(2)

Information is based on a Schedule 13G filed with the SEC on February January 15, 2015 and represents the number of shares beneficially owned as of December 31, 2014. BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 3,862,460 shares and sole dispositive power with respect to 3,967,067 shares held by the following subsidiaries: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Asset Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd, with BlackRock Fund Advisors beneficially owning 5% or more of the outstanding shares of Class A Common Stock. The principal business office of BlackRock is located at 55 East 52nd Street, New York, New York 10022.

(3)	Information is based on a Schedule 13G filed with the SEC on February 11, 2015 and represents the number of shares beneficially owned as of December 31, 2014. The Vanguard Group, Inc. (“Vanguard”) has sole voting power with respect to 53,962 shares, of which 50,462 shares are held by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, for which Vanguard serves as investment manager of collective trust accounts, and 3,500 shares are held by its wholly-owned subsidiary, Vanguard Investments Australia, Ltd., for which Vanguard serves as investment manager of Australian investment offerings. Vanguard has sole dispositive power with respect to 3,818,510 shares and shared dispositive power with respect to 50,462 shares. The principal business office of Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Information is based on a Schedule 13G filed with the SEC on February 5, 2015 and represents the number of shares beneficially owned as of December 31, 2014. Dimensional Fund Advisors LP (“Dimensional”), in its capacity as an investment advisor under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). Dimensional has sole voting power with respect to 3,075,775 shares owned by the Funds and sole dispositive power with respect to 3,134,676 shares owned by the Funds. The principal business office of Dimensional is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5)	Represents shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 6 below.
(6)	Represents 364,366 shares of Class B Common Stock held by the Robert Y. Greenberg 2011 Annuity Trust, 364,366 shares of Class B Common Stock held by the M. Susan Greenberg 2011 Annuity Trust, 537,952 shares of Class B Common Stock held by the Robert Y. Greenberg 2012 Annuity Trust, 537,952 shares of Class B Common Stock held by the M. Susan Greenberg 2012 Annuity Trust, 1,155,795 shares of Class B Common Stock held by the Robert Y. Greenberg 2014 Annuity Trust, 1,115,795 shares of Class B Common Stock held by the M. Susan Greenberg 2014 Annuity Trust. Gil Schwartzberg may be deemed to beneficially own these shares as sole trustee of the trusts, and Mr. Schwartzberg has sole voting power and sole dispositive power with respect to the shares held by these trusts. Mr. Schwartzberg disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein. The principal business office of Mr. Schwartzberg is located at 269 S. Beverly Drive, Suite 1315, Beverly Hills, California 90212.
(7)	Includes 4,744,636 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 8 below.
(8)	Represents shares of Class B Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg, our Chief Executive Officer and Chairman of the Board, is deemed to beneficially own as a trustee of the Trust. His wife, Susan Greenberg, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust.

(9)	Includes 390,341 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, and 50,238 shares of Class A Common Stock beneficially owned by Michael Greenberg, our President and a member of our Board of Directors, indirectly through his children. Mr. Greenberg disclaims beneficial ownership of these 50,238 shares except to the extent of his pecuniary interest therein. Beneficial ownership of the 390,341 shares of Class B Common Stock is described in greater detail in note 10 below.
(10)	Represents 339,041 shares of Class B Common Stock held by the Michael and Wendy Greenberg Family Trust that Michael Greenberg is deemed to beneficially own as trustee of such trust, and 51,300 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s minor children and of which a third party acts as trustee. Mr. Greenberg disclaims beneficial ownership of these 51,300 shares except to the extent of his pecuniary interest therein.
(11)	Includes 403,209 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, and 101,124 shares of Class A Common Stock held in various trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as trustee of such trusts. Beneficial ownership of the 403,568 shares of Class B Common Stock is described in greater detail in note 12 below.
On September 30, 2014, Mr. Greenberg entered into a forward sale contract with an unaffiliated third party buyer. This contract obligates Mr. Greenberg to deliver to the buyer up to 121,100 shares of Class A Common Stock (or, at his election, an equivalent amount of cash based on the market price of the Class A Common Stock at that time) on the third business day following the maturity date of the contract, which is April 6, 2015. In exchange for assuming this obligation, Mr. Greenberg received a cash payment of $5,076,339. He pledged the 121,100 shares to secure his obligations under the contract, and retained voting and dividend rights in the shares during the term of the pledge.
(12)	Represents 208,489 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that Jeffrey Greenberg, a member of our Board of Directors, is deemed to beneficially own as trustee of such trust, and an additional 1,448 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that are his wife’s separate property. Also, represents 174,988 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as he or his wife is trustee of such trusts, and 10,792 shares of Class B Common Stock held by the Chloe July Greenberg custodial account and 7,492 shares of Class B Common Stock held by the Catherine Elle Greenberg custodial account, for which one of his siblings acts as custodian. These custodial accounts are for the benefit of Mr. Greenberg’s two daughters who are minors, and he disclaims beneficial ownership of the 18,284 shares held in the two custodial accounts and the 1,448 shares that are his wife’s separate property, except to the extent of his pecuniary interest therein.
(13)	Includes 87,031 shares of Class A Common Stock that David Weinberg, our Chief Operating Officer, Chief Financial Officer, Executive Vice President and a member of our Board of Directors, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000.
(14)	Includes 5,500 shares of Class A Common Stock held by The Erlich Family Trust that Morton Erlich, a member of our Board of Directors, is deemed to beneficially own as a trustee of such trust.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of initial ownership (Form 3’s) and reports of changes in ownership (Form 4’s and 5’s) of our securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file. Based on our review of copies of Form 3’s, 4’s and 5’s furnished to us as well as communications with our officers, directors and greater than ten percent stockholders, we believe that all of them complied with the filing requirements of Section 16(a) and we are not aware of any late or missed filings of such reports for the 2014 fiscal year. However, we determined in April 2015 that three sales of shares by Michael Greenberg’s children’s trusts in December 2012 had never been reported, and we filed one late report on Form 4 on April 20, 2015 with respect to those sales.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As provided in our Audit Committee Charter, the Audit Committee shall review (i) at least annually a summary of directors’ and executive officers’ related party transactions and potential conflicts of interest and our policies relating to the avoidance of conflicts of interest (which is discussed in our Code of Business Conduct and Ethics), (ii) past and proposed transactions between our company, on the one hand, and any of our directors or executive officers, on the other hand, and (iii) policies and procedures as well as audit results associated with directors’ and executive officers’ expense accounts and perquisites, including the use of corporate assets.

Our Policies and Procedures for Related Person Transactions (the “Policy”), which was adopted by the Board of Directors as of March 8, 2007, covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) we are a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). A “Related Person” is any (a) person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of Skechers, (b) greater than five percent beneficial owner of our Class A or Class B Common Stock or (c) immediate family member of either of the foregoing.

Certain categories of transactions with Related Persons (such as transactions involving competitive bids) have been reviewed and pre-approved by the Audit Committee under the Policy. The Audit Committee shall review the material facts of all other transactions with Related Persons that require the Committee’s approval. If advance approval by the Audit Committee of a transaction with a Related Person is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. Factors that the Audit Committee will take into account include whether the transaction with a Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. No Audit Committee member shall participate in any discussion or approval of a transaction with a Related Person pursuant to which he is a Related Person except for providing material information concerning the transaction. For those transactions with a Related Person that are ongoing, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to determine that the transaction with the Related Person remains appropriate.

The following list of transactions with Related Persons includes all such transactions equal to or greater than $120,000 that took place since January 1, 2014. Each of these transactions was reviewed, and approved or ratified by the Audit Committee, pursuant to the policies and procedures discussed herein.

Related Person Transactions

Michael Greenberg owns a 12% beneficial ownership interest in Manhattan Inn Operating Company, LLC (“MIOC”), the primary business of which is to own and operate the Shade Hotel in Manhattan Beach, California. David Weinberg, who is our Chief Operating Officer, Chief Financial Officer, Executive Vice President and a member of our Board of Directors, and Michael Greenberg’s brothers Jeffrey Greenberg, who is a director of Skechers, and Jason Greenberg and Joshua Greenberg, all of whom are senior vice presidents of Skechers, own in aggregate a 17% beneficial ownership interest in MIOC. During 2014, we paid approximately $160,000 to the Shade Hotel for lodging, food and events that were held there including our annual holiday party.

Jeffrey Greenberg, Jason Greenberg, Joshua Greenberg and Jennifer Greenberg Messer, who are the children of Robert Greenberg and also the siblings of Michael Greenberg, are non-executive employees of Skechers, and they earned total compensation of $548,593, $3,371,164 (which includes the fair value of an award of 40,000 shares of restricted stock), $2,904,783 (which includes the fair value of an award of 40,000 shares of restricted stock) and $285,778, respectively, in 2014. Jeffrey Greenberg was also a member of our Board of Directors in 2014, but did not earn any additional compensation for services provided as a director.

Andrew Weinberg, who is the son of David Weinberg, is a non-executive employee of Skechers, and he earned total compensation of $1,017,014 (which includes an award of 12,000 shares of restricted stock) in 2014.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Stockholder proposals intended to be presented at our next Annual Meeting of Stockholders to be held in 2016 must be received at our principal executive offices no later than January 1, 2016 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our proxy materials. Stockholders who wish to submit a proposal for consideration at our 2016 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy statement, must, in accordance with our bylaws, deliver a copy of their proposal no later than March 22, 2016, the close of business on the 60th day, nor earlier than February 21, 2016, the close of business on the 90th day in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. In either case, proposals should be sent by certified or registered mail, return receipt requested, to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, Attention: General Counsel.

OTHER BUSINESS

Our Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxy holders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 30, 2015

Manhattan Beach, California

SKECHERS U.S.A., INC. 228 MANHATTAN BEACH BLVD. MANHATTAN BEACH, CA 90266 ATTN: TED WEITZMAN

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K

CONTROL #

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

x

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the

The Board of Directors recommends you vote 0

FOR the following: nominee(s) on the line below. 2

0 0 0

1. Election of Directors

Nominees

01 Robert Greenberg 02 Morton Erlich 03 Thomas Walsh 0000000000

The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain

2 Stockholder Proposal Requesting the Board of Directors to Prepare a Report regarding Gender and Racial Diversity on the 0 0 0 Board.

NOTE: Each of the person’s named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting of Stockholders, or any adjournments thereof.

For address change/comments, mark here. 0 Investor Address Line 1 (see reverse for instructions) Yes No

Investor Address Line 2

R1.0.0.51160 Please indicate if you plan to attend this meeting 0 0 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5

1 Please sign exactly as your name(s) appear(s) hereon. When signing as

John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer.

0000246709 SHARES

CUSIP # JOB # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

SKECHERS U.S.A., INC. Annual Meeting of Stockholders Thursday, May 21, 2015 at 11:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Skechers U.S.A., Inc. a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2015, and hereby appoints David Weinberg and Richard Siskind and each of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266, on Thursday, May 21, 2015, at 11:00 a.m. Pacific time, and at any adjournments thereof, upon the matters as set forth in the Notice of1 Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged. Directions to the Annual Meeting may be found by going to the annual meeting section of the investor relations page of our corporate information website at www.skx.com/investor.jsp.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE

NOMINEES LISTED IN PROPOSAL 1 AND AGAINST APPROVAL OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

R1.0.0.51160 Address change/comments:

2 _

0000246709 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side